Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This is a Separation Agreement and General Release (the “Agreement”) by and between Provident Bank (the “Company”) and Donald Blum (“Employee”) (together the Company and Employee shall be referred to as the “Parties”) made in consideration of the mutual promises contained in this Agreement. The Parties acknowledge that the terms and conditions of this Agreement have been mutually agreed to and are intended to be final and binding.

1.    Employee’s last day of active employment with the Company shall be February 18, 2020 (the “Notice Date”). Employee’s retirement from the Company shall be effective on the close of business on March 9, 2020 (the “Termination Date”). Between the Notice Date and the Termination Date, Employee will perform services for the Company only upon the request of the Company. Regardless of whether Employee elects to sign this Agreement: (a) Employee will be paid his regular base salary through the Termination Date, less all withholdings and deductions required by law, in accordance with the Company’s normal payroll procedures and (b) Employee will be paid for his nine (9) days of accrued but unused PTO, less all withholdings and deductions required by law, in the first regular payroll after the Termination Date. To receive the additional benefits described in Paragraph 2 below, Employee must sign, return, and not revoke this Agreement, as explained in Paragraph 28 below.

2.    In consideration of his acceptance of the terms of this Agreement and the release of claims contained herein, the Company agrees to provide Employee with the following separation pay and benefits:

a.

A lump sum severance payment in the amount of $750,000, less all withholdings and deductions required by law, within twenty-one (21) days after the Effective Date of this Agreement (as defined in Paragraph 28 below).

b.

A lump sum gross payment in the amount of $142,500, less all withholdings and deductions required by law, representing Employee’s cash incentive for 2019, to be paid within twenty-one (21) days after the Effective Date of this Agreement.

c.

A lump sum gross payment in the amount of $50,000, less all withholdings and deductions required by law, to offset the cost of continuing insurance premiums through COBRA for 18 months, to be paid within twenty-one (21) days after the Effective Date of this Agreement. Employee acknowledges that his current Health, Vision and Dental benefits will end on February 29, 2020, and that it will be Employee’s responsibility to apply for and maintain his benefits coverage under COBRA.

d.

The Company will transfer title to the Company-owned vehicle currently in Employee’s possession (2018 Audi A6) to Employee as soon as administratively practical after the Effective Date of this Agreement in accordance with the third party leasing company’s administrative requirements. This will be reported to the taxing authorities in accordance with IRS regulations.

Employee acknowledges and agrees that he is not entitled to receive or accrue any further compensation or employee benefits under any of the Company’s policies or practices, except as otherwise provided for in this Agreement.

Employee acknowledges and agrees that the foregoing payments and benefits are not payments and benefits to which he is otherwise entitled, that these payments and benefits constitute valid and sufficient consideration for signing this Agreement, and that his receipt of such payments and benefits is conditioned on his compliance with the terms of this Agreement. Employee agrees and understands that should he violate any obligation under this Agreement, the Company shall have the right to seek repayment of all sums paid to Employee under this Agreement, as well as the right to seek additional relief and damages as a result of Employee’s violation of the Agreement. In the event of such breach, all other terms of this Agreement shall continue in full, including the release of claims in this Agreement.

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3.    Employee acknowledges that his group life insurance coverage as an active employee will end on the Termination Date. Employee acknowledges that he is eligible to exercise the Group Life Conversion Privilege and pay for an individual life insurance policy through Prudential Financial. Information regarding the Group Life Conversion Privilege and conversion forms will be furnished to Employee following the Termination Date.

4.    Employee acknowledges that all other employee benefits shall no longer accrue to his benefit as of the Termination Date. However, nothing in this Agreement shall adversely affect any claims Employee may have to retirement benefits or proceeds, continuation of benefits, or such other accrued benefits Employee may be entitled to as a former employee of the Company based on the Employee’s employment prior to the Termination Date.

5.    Employee acknowledges and understands that his active participation in the Company’s 401(k) Plan terminates upon the Termination Date and that he is not entitled to any contributions on account of amounts payable pursuant to Section 2 or other amounts payable with respect to periods after the Notice Date. A statement detailing Employee’s accrued benefits under the 401(k) Plan will be available on the Principal website within a reasonable time after the Termination Date. Distribution of Employee’s benefits in both the Participant Account and the Employer Account will be made in accordance with the existing Plan provisions.

6.    Employee acknowledges and understands that his active participation in the Company’s Employee Stock Ownership Plan (ESOP) terminates upon the Termination Date and that he is not entitled to any contributions on account of amounts payable pursuant to Section 2 or other amounts payable with respect to periods after the Notice Date. A statement detailing Employee’s accrued benefits under the ESOP will be provided in accordance with the existing administration of the Plan. Distribution of Employee’s benefits in his account will be made in accordance with the existing Plan provisions.

7.    Employee acknowledges and understands that his active participation in the Company’s Non-Qualified Retirement Plan terminates upon the Termination Date and that he is not entitled to any contributions on account of amounts payable pursuant to Section 2 or other amounts payable with respect to periods after the Notice Date. A statement detailing Employee’s accrued benefits under the Non-Qualified Retirement Plan will be provided in accordance with the existing administration of the Plan. Distribution of Employee’s benefits in his account will be made in accordance with the existing Plan provisions.

8.    Employee acknowledges and understands that all of his outstanding awards under the Provident Financial Services, Inc. Amended and Restated Long Term Equity Incentive Plan and the 2019 Long Term Equity Incentive Plan shall be forfeited upon the Termination Date.

9.    In consideration of the Company’s undertakings as contained in this Agreement, Employee, on behalf of himself, his heirs, executors, administrators, successors and assigns (collectively, “Employee”) irrevocably and unconditionally releases the Company, and its current, past and future parent companies, affiliates, subsidiaries, divisions, affiliates, agents, principals, directors, officers, employees, independent contractors, benefit plans, insurers, and re-insurers, and each of their heirs, successors and assigns (collectively, “Releasees”), of and from any and all claims, charges, promises, agreements, damages, actions and expenses of any nature, whether in tort, contract, by statute, or on any other basis, whether in law or in equity, whether known or unknown, (collectively, “Claims”), which Employee may have against them arising prior to the Effective Date of the Agreement (collectively, “Claims”).

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Without in any way limiting the foregoing general release, this release includes all Claims arising out of Employee’s employment with the Company, including the terms, conditions, and termination of his employment with the Company, including Claims for breach of express or implied contract, wrongful termination, constructive termination, retaliation, whistleblowing, discrimination, harassment, hostile working environment, abusive discharge, denial of or interference with leave, defamation, invasion of privacy, violation of public policy, interference with contractual relationships, and intentional or negligent infliction of emotional distress, as well as Claims under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act, the Rehabilitation Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Employee Retirement Income Security Act, the Genetic Information Nondiscrimination Act, the Health Insurance Portability and Accountability Act, the Occupational Safety and Health Act, the Equal Pay Act, the Uniformed Services Employment and Re-employment Act, the False Claims Act (including the qui tam provision thereof), the Consolidated Omnibus Budget Reconciliation Act, The Dodd-Frank Wall Street Reform and Consumer Protection Act, the Electronic Communications Privacy Act (including the Stored Communications Act), the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey Conscientious Employee Protection Act, the New Jersey Worker Freedom from Employer Intimidation Act, the New Jersey Wage and Hour Laws, the New Jersey Wage Payment Law, the New Jersey Earned Sick Leave Law, the New Jersey Civil Rights Act, the New Jersey Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers’ Compensation Claim, the New Jersey Smokers’ Rights Law, the New Jersey Equal Pay Act, the New Jersey Genetic Privacy Act, the New Jersey Fair Credit Reporting Act, the New Jersey False Claims Act, the New Jersey mini-COBRA law, the New Jersey Constitution, as well as any Claims under any other federal, state or local statute, ordinance, order or regulation governing the rights of employees and employers.

Without in any way limiting the foregoing general release, this release also includes all claims for compensatory damages, punitive damages, attorney’s fees, salary, commissions, overtime, premium pay, bonuses, stock awards, stock options, expense reimbursements, severance payments, deferred compensation payments, any payments described in the Change in Control Agreement dated December 16, 2015, by and between Company, Provident Financial Services, Inc. and Employee, or other monies due.

Notwithstanding the forgoing, Employee is not waiving any rights he may have to: (a) his own vested accrued employee benefits under the Company’s health, welfare, or retirement benefit plans as of the Termination Date; (b) benefits and/or the right to seek benefits under either applicable unemployment compensation statutes or worker’s compensation statutes, however, Employee represents that he is not presently aware of any basis for seeking workers’ compensation benefits, and the parties agree that if Employee ever seeks workers’ compensation benefits, the Company retains all rights to oppose any such claims; (c) pursue claims which by law cannot be waived by signing this Agreement; and/or (d) enforce this Agreement.

Except as may be necessary to enforce this Agreement, and to the fullest extent permitted by law, Employee agrees not to permit, authorize, initiate, join or continue any lawsuit, administrative charges or complaints, arbitrations or proceedings (collectively, “Proceedings”) against any of the Releasees based in whole or in part on any Claim covered by this release. Notwithstanding the foregoing, Employee understands that nothing contained in this Agreement limits his ability to file a charge or complaint with any federal, state or local governmental agency or commission (“government agencies”). Employee further understands that this Agreement does not limit his ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company. This Agreement also does not limit Employee’s right to receive an award for information provided to any government agencies. However, Employee does hereby agree to waive any right he may have to benefit in any manner from any relief (whether monetary, equitable, or otherwise) arising out of any past, present or future proceeding before a state or federal anti-discrimination agency.

10.    Employee warrants and represents that with respect to the Family and Medical Leave Act (FMLA) and the Fair Labor Standards Act (FLSA), he is aware of no facts that give rise to, or in any way support, any Claims under the FMLA or FLSA against the Company. Further, Employee agrees and acknowledges that (a) he was properly classified as exempt from overtime (i.e., as ineligible to receive overtime), (b) he has been fully and accurately paid for all hours worked, and (c) he is not owed any salary, wages, overtime wages, commissions, bonuses, leaves of absences, benefits or any other form of compensation by the Company, except as required by this Agreement.

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11.    Employee represents and warrants that to the extent it is determined that any aspect or portion of this Agreement, including any aspect or portion of the release in this Agreement, requires the approval of any court, agency or other body to be effective, that he will cooperate fully with the Company to secure that approval, and if requested will join in and support any such request for approval.

12.    Employee specifically acknowledges and agrees that this Agreement is not a severance plan and is not a plan of benefits to which he is entitled by virtue of Employee’s employment status. Employee agrees that consideration under this Agreement is specific to him only and that it is not part of an administrative scheme or other such benefit offered by the Company. In conjunction with this provision, Employee agrees, acknowledges and hereby waives any and all claims, known or otherwise perceived against the Company to the extent such claim would assert that this Agreement constitutes a severance plan governed by the Employee Retirement Income Security Act of 1974.

13.    Except as may be required by law, Employee agrees that the terms of this Agreement shall be kept confidential, and that he will not make disclosure or reference to the existence of this Agreement to any person or entity other than Employee’s immediate family, tax advisor and/or attorney (all of whom Employee will advise of this provision).

14.    Employee agrees not to make any statements to any former, current or prospective customers or employees of the Company, its parent company, subsidiaries, divisions, or affiliates, or to any other persons, which are disparaging of the business, reputation, competence, fairness or character of the Company, its parent company, subsidiaries, divisions or affiliates, or of any director, officer or employee of any such entity. This obligation of non-disparagement extends to statements and/or actions in any format, including written, verbal, and electronic, and in any medium, including in any internet medium (including social networking sites, blogs, etc.)

If the Company receives a reference request regarding Employee from a prospective employer, the Company shall only confirm Employee’s dates of employment and last position held.

15.    Employee agrees not to directly or indirectly: (a) solicit any employees of the Company for employment by a competing company, or (b) solicit any customers of the Company to do business in competition with the Company, for a period of twelve (12) months following the Effective Date of this Agreement.

16.    Except as may be required by law. Employee agrees and acknowledges that he has an obligation of confidentiality and non-disclosure with respect to any and all confidential, proprietary and trade secret information (collectively, “Confidential Information”) that he acquired during the course of his employment with the Company. Employee will not disclose or use any Confidential Information of the Company or its customers that may have been disclosed to him, or of which he may have become aware, in the course of his employment with the Company, unless such disclosure is done with the express written approval of the Company. This obligation of confidentiality and non-disclosure extends to both Company information and third-party (“Third Party”) information held by the Company in confidence. Such Company and Third Party Confidential Information includes but is not limited to: data relating to the Company’s lending and investment policies, unique marketing, sales and servicing programs and strategies, procedures and techniques; lists of customers, and lists of prospective customers; the identity, authority and responsibilities of key contacts at the Company’s customers and prospective customers; the composition and organization of the Company’s customers’ businesses; the peculiar risks inherent in the operations of the Company’s customers; the Company’s personnel and payroll data including details of salary, bonus, commission and other compensation arrangements; business, management and human resources/personnel strategies and practices; financial and technical information; and other data showing the particularized requirements and preferences of the Company’s customers.

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Notwithstanding the above, the Federal Defend Trade Secrets Act of 2016 provides immunity in certain circumstances to Company employees, contractors, and consultants for limited disclosures of Company and Third Party Confidential Information. Specifically, Company employees, contractors, and consultants may disclose Company and Third Party Confidential Information: (a) in confidence, either directly or indirectly, to a Federal, State, or local government official, or to an attorney, “solely for the purpose of reporting or investigating a suspected violation of law,” or (b) “in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” In addition, Company employees, contractors, and consultants who file retaliation lawsuits for reporting a suspected violation of law may also use and disclose related Company and Third Party Confidential Information, in the following manner: (a) the individual may disclose the Company and Third Party Confidential Information to his/her attorney, and (b) the individual may use the information in related court proceeding, as long as the individual files documents containing the Company and Third Party Confidential Information under seal and does not otherwise disclose the Company and Third Party Confidential Information except pursuant to court order.

17.    On or before the Termination Date, Employee will return to the Company all documents, records, notebooks, computers, laptops or other electronic equipment, computer discs and hard drives, tapes and other repositories containing Company and Third Party Confidential Information, including all copies thereof, as well as all originals and all copies of works, or other tangible Company property, whether prepared by Employee or others, then in his possession or under his control (collectively, “Company Property”). Employee further agrees, warrants and represents that after returning the aforesaid Company property, he will no longer be in possession of any Company documents or property. Employee further acknowledges that all files, records and communications, whether in hard copy or electronic format, including but not limited to emails, that were sent or given to him, created by him or otherwise came into his possession, at any time during his employment that relate to the Company or the Company’s actual or prospective clients, are the property of the Company and that the Company shall have the right to access and use such materials in the course of its business.

18.    Employee also agrees to cooperate fully with the Company in any matters that have given, or may give, rise to a legal claim against the Company and of which he is knowledgeable as a result of his employment with the Company, including but not limited to the Itria Ventures, LLC v. Provident Bank, Index No. 653667/2018 matter pending in the Supreme Court of New York, County of New York (the “Itria Litigation”). This requires Employee, without limitation, to (a) make himself available upon reasonable request to provide information and assistance to the Company on such matters without additional compensation (including but not limited to preparing discovery responses, and preparing for and attending depositions, mediations, and trial), except for reimbursement of his out of pocket costs, if any, (b) maintain the confidentiality of all Company privileged or confidential information including, without limitation, attorney-client privileged communications and attorney work product, unless disclosure is required by law or is expressly authorized by the Company, and (c) notify the Company promptly of any requests to him for information related to any pending or potential legal claim or litigation involving the Company, reviewing any such request with a designated representative of the Company prior to disclosing any such information, and permitting a representative of the Company to be present during any communication of such information.

19.    On or before the Termination Date, Employee will provide the Company with (a) a listing of all passwords, usernames and/or other logon information associated with all computers, online services and/or accounts he created or used for any work-related purposes. Employee will include the associated web address or other information needed to enable the Company to identify and access all such computers, online services and/or accounts; (b) all passwords for all office phones and any other devices he created or used for any work-related purposes; and (c) all templates, forms and documents he created or used for any work-related purposes.

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20.    Employee understands and agrees that the Company and/or any other Releasee shall be under no obligation to reinstate, hire, rehire or consider him for future employment or independent contractor status. Employee expressly agrees that he will not knowingly apply for any such employment, reinstatement, hire or rehire or independent contractor status at any time in the future with the Company and/or any other Releasee. If Employee knowingly or unknowingly applies for any such employment, reinstatement, hire or rehire or independent contractor status, Employee agrees that the Company and/or any other Releasee may reject his application without liability. If in the future the Company purchases/acquires/merges with, or is acquired by, a subsequent employer of Employee, Employee’s employment will not be terminated solely by virtue of this provision; however, this provision does not create any entitlement to continued employment and Employee’s employment may be terminated for reasons unrelated to this provision.

21.    Employee represents that he is not currently receiving, has not received in the past, will not have received at the time of payment pursuant to this Agreement, is not entitled to, is not eligible for, and has not applied for or sought Social Security Disability benefits. In the event any statement in the first sentence of this Paragraph is incorrect (for example, but not limited to, if Employee is a Social Security Disability beneficiary, etc.), the following sentences of this paragraph apply. Employee affirms, covenants, and warrants he has made no claim for illness or injury against, nor is he aware of any facts supporting any claim against, Releasees under which they could be liable for medical expenses incurred by him before or after the execution of this Agreement. Furthermore, he is aware of no medical expenses which Medicare has paid and for which Releasees are or could be liable now or in the future. Employee agrees and affirms that, to the best of his knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. Employee will indemnify, defend, and hold Releasees harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys’ fees, and he further agrees to waive any and all future private causes of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A) et seq.

22.    Employee and the Company agree that this Agreement constitutes the entire agreement by and between the Parties and may not be altered, modified or changed except by written consent of the Parties. Notwithstanding the foregoing, the Parties agree that the Undertaking executed by Employee in the Itria Litigation remains in effect in accordance with its terms.

23.    Employee understands and agrees that the payment of monies herein set forth does not constitute an admission of liability or violation of any applicable law, contract, provision, benefit plan, rule or regulation, as to which the Company expressly denies any such liability or violation.

24.    The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties. There shall be no presumption or construction against the party who caused this Agreement to be drafted.

25.    The provisions of this Agreement are severable and if any part is found to be unenforceable, other portions shall remain fully valid and enforceable. This Agreement shall be governed by the laws of the State of New Jersey, without regard to New Jersey choice of law principles. Any disputes regarding this Agreement shall be brought exclusively in the state or federal courts of New Jersey.

26.    Should either Party be required to bring an action in court to enforce, or for breach, or for threatened breach, of any provision of this Agreement, the prevailing party in such action, as determined by the court, shall be entitled, in addition to any other relief that the court may award, to recover its attorney’s fees and costs incurred in connection with such court action. The Parties agree that any such action will be venued solely in the state and federal courts of the State of New Jersey.

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27.    If Employee signs this Agreement, he will be giving up certain rights. Accordingly, Employee is advised to discuss all aspects of this Agreement with an attorney of his own choosing. By his signature, Employee represents and agrees that he fully understands the importance of this Agreement and his right to discuss this Agreement with an attorney of his own choosing. Employee further acknowledges that he has read this Agreement in its entirety; that he understands the terms of this Agreement; that he is entering into this Agreement freely, voluntarily and knowingly, without duress or coercion; and that he agrees to all of the terms and conditions of this Agreement.

28.    Employee has a period of twenty-one (21) days from receipt of this Agreement to decide whether to sign this Agreement. Employee may sign this Agreement at any time during said 21 day period, however, Employee may not sign this Agreement before the Termination Date. To accept this Agreement, Employee must sign this Agreement and transmit same to Mr. Leonard Gleason, Esq., Senior Vice President & General Counsel, 100 Wood Ave. South, Iselin, NJ 08830, on or before the close of business on the 21st day, again however, Employee may not sign this Agreement before the Termination Date. Employee agrees that any modifications, material or otherwise, made to this Agreement do not restart or extend in any way the twenty-one (21) day consideration period. Employee has a period of seven (7) days to revoke this Agreement following the day he signs the Agreement. If the last day of the revocation period is a Saturday, Sunday or legal holiday in New Jersey, then the revocation period shall not expire until the next following day that is not a Saturday, Sunday or legal holiday. Any revocation within that seven (7) day period must be in writing and state that he is revoking his acceptance of the Separation Agreement and General Release. The revocation must be personally delivered to Mr. Leonard Gleason on or before the close of business on the 7th day. Accordingly, this Agreement shall not become effective or enforceable, nor shall the Company pay any separation benefits to Employee, until the revocation period has expired (the “Effective Date of the Agreement”).

29.    All amounts payable under this Agreement are intended to comply with the “short term deferral” exception from Section 409A of the Internal Revenue Code (“Section 409A”) specified in Treas. Reg. § 1.409A- 1(b)(4) (or any successor provision) or the “separation pay plan” exception specified in Treas. Reg. § 1.409A- 1(b)(9) (or any successor provision), or both of them, and shall be interpreted in a manner consistent with the applicable exceptions. All amounts of severance payable under this Agreement are payable solely upon Employee’s involuntary separation from service. Notwithstanding the foregoing, to the extent that any amounts payable in accordance with this Agreement are subject to Section 409A, this Agreement shall be interpreted and administered in such a way as to comply with Section 409A to the maximum extent possible. Each installment payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying Section 409A. If payment of any amount subject to Section 409A is triggered by a separation from service that occurs while Employee is a “specified employee” (as defined by Section 409A) with, and if such amount is scheduled to be paid within six (6) months after such separation from service, the amount shall accrue without interest and shall be paid the first business day after the end of such six-month period, or, if earlier, within 15 days after the appointment of the personal representative or executor of the Employee’s estate following Employee’s death. “Termination of employment,” “resignation” or words of similar import, as used in this Agreement shall mean, with respect to any payments subject to Section 409A, Employee’s “separation from service” as defined by Section 409A. If any payment subject to Section 409A is contingent on the delivery of a release by Employee and could occur in either of two years, the payment will occur in the later year. Nothing in this Agreement shall be construed as a guarantee of any particular tax treatment to Employee. Employee shall be solely responsible for the tax consequences with respect to all amounts payable under this Agreement, and in no event shall the Company have any responsibility or liability if this Agreement does not meet any applicable requirements of Section 409A.

Employee and the Company now knowingly execute this Agreement on the dates specified below to signify their respective agreement to the terms contained in this Agreement.

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Provident Bank

By:	/s/ Christopher Martin	3/12/20
	Christopher Martin	Date
Chairman, CEO & President

	/s/ Donald Blum	3/10/20
	Donald Blum	Date

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